Exhibit 10.31

FORM OF RESTRICTED STOCK AWARD AGREEMENT

Navigant Consulting, Inc.

2017 Long-Term Incentive Plan

Restricted Stock Award Agreement

Navigant Consulting, Inc., a Delaware corporation (the “Company”), hereby grants to [Participant Name] (the “Holder”) as of [Grant Date] (the “Grant Date”), pursuant to the terms and conditions of the Navigant Consulting, Inc. 2017 Long-Term Incentive Plan (the “Plan”), a restricted stock award (the “Award”) with respect to [Number of Awards Granted] shares of the Company’s Common Stock, par value $0.001 per share (“Stock”), upon and subject to the restrictions, terms and conditions set forth in the Plan and this agreement (the “Agreement”).

1.Award Subject to Acceptance of Agreement.  The Award shall be null and void unless the Holder accepts this Agreement by executing it in the space provided below and returning such original execution copy to the Company and the Holder complies with its terms and conditions.

2.Compliance with Other Agreements.  The Holder hereby reaffirms the Holder’s agreement to comply with the Holder’s Employment Agreement and any Business Protection Agreement to which the Holder is a party, in consideration of being eligible to receive this Award and the benefits provided this Agreement.  The Holder further acknowledges and agrees that the Holder’s obligations under the Holder’s Employment Agreement and any Business Protection Agreement to which the Holder is a party will remain in full force and effect in accordance with the terms and conditions thereof.

3.Delivery of Certificates.  Subject to Section 5 and as soon as practicable (but not later than 30 days) after the Grant Date, the Company shall deliver or cause to be delivered one or more certificates issued in the Holder’s name (or such other name as is acceptable to the Company and designated in writing by the Holder) representing the Stock subject to the Award. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 5.

4.Transfer Restrictions and Investment Representation.

4.1Nontransferability of Award.  During the six-month period following the Grant Date (the “Restriction Period”), the Award and the Stock subject to the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process; provided, however, that if a Change of Control occurs or if the Holder’s employment terminates due to death, in each case, prior to the expiration of the Restriction Period, then the Restriction Period shall terminate and the Stock shall be freely transferrable by the Holder (or, if applicable, the Holder’s beneficiary).

4.2Investment Representation.  The Holder hereby represents and covenants that (a) any share of Stock acquired pursuant to this Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Holder shall submit a written statement, in form satisfactory to the Company, to the effect that such representation is true and correct as of the date of any sale of any such share, as applicable.  As a further condition precedent to the delivery to the Holder of any shares of Stock subject to the Award, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.

5.Additional Terms and Conditions of Award.

5.1Withholding Taxes.

5.1.1As a condition precedent to the delivery of the shares of Stock, the Holder shall, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award.  If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Holder.

5.1.2The Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means:  (1) a cash payment to the Company, (2) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments, or (3) any combination of (1) and (2).  Shares of Common Stock to be delivered may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Committee, such other rate as will not cause adverse accounting consequences under generally accepted accounting principles then in effect).   Any fraction of a share of Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder.  No certificate representing a share of Stock shall be delivered until the Required Tax Payments have been satisfied in full.

5.2Compliance with Applicable Law.  The Award is subject to the condition that if the listing, registration or qualification of the shares of Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Stock subject to the Award shall not be delivered unless such listing, registration, qualification, consent, approval, or other action shall have been effected or obtained, free of any conditions not acceptable to the Company.  The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

5.3Award Confers No Rights to Continued Employment.  In no event shall the granting of the Award or its acceptance by the Holder, or any provision of this Agreement or any Business Protection Agreement to which the Holder is a party, give or be deemed to give the Holder any right to continued employment by the Company or prevent or be deemed to prevent the Company from terminating the Holder’s employment at any time, with or without Cause.

5.4Interpretation.  Any dispute regarding the interpretation of this Agreement shall be submitted by the Holder or by the Company forthwith to the Committee for review, provided that nothing in this Section 5.4 shall limit or otherwise affect the Holder’s or the Company’s ability to seek injunctive or other relief as provided in the Holder’s Employment Agreement or any Business Protection Agreement to which the Holder is a party, as the case may be, with respect to a dispute arising thereunder.  The resolution by the Committee of a dispute submitted to the Committee shall be final and binding on all parties.

5.5Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Holder and his or her heirs, executors, administrators, successors and assigns.

5.6Notices.  All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Navigant Consulting, Inc., Attn. General Counsel, 150 N Riverside Plaza, Suite 2100, Chicago, Illinois 60606, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company.  All notices, requests or other communications provided for in this Agreement shall be made in writing either (i) by personal delivery, (ii) by facsimile or electronic mail with confirmation of receipt, (iii) by mailing in the United States mails or (iv) by express courier service.  The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

5.7Governing Law.  This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

5.8Entire Agreement.  The Plan is incorporated herein by reference.  Capitalized terms not defined herein shall have the meanings specified in the Plan. This Agreement and the

Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all contemporaneous and/or prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof.  This Agreement may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.

5.9Partial Invalidity.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

5.10Amendment and Waiver.  The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Holder, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

5.11Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

NAVIGANT CONSULTING, INC.

By:

Stephen Ward

Director, Global Compensation

Accepted	[Acceptance Date]

[Electronic Signature]

[Participant Name]